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EXHIBIT 12. STATEMENT RE: COMPUTATION OF RATIOS

                      BancWest Corporation and Subsidiaries
         Computation of Consolidated Ratios of Earnings to Fixed Charges


                                          THREE MONTHS ENDED           SIX MONTHS ENDED
                                               JUNE 30,                     JUNE 30,
                                         ----------------------      ----------------------
                                           2001         2000           2001          2000
                                         --------      --------      --------      --------
                                                      (dollars in thousands)
Income before income taxes               $107,618      $ 93,244      $210,202      $178,046
                                         --------      --------      --------      --------
Fixed charges(1):
     Interest expense                     134,872       137,530       284,350       259,645
     Rental expense                         3,936         3,808         7,651         7,537
                                         --------      --------      --------      --------
                                          138,808       141,338       292,001       267,182
Less interest on deposits                 105,861       110,313       226,282       209,811
                                         --------      --------      --------      --------
     Net fixed charges                     32,947        31,025        65,719        57,371
                                         --------      --------      --------      --------
     Earnings, excluding
        interest on deposits             $140,565      $124,269      $275,921      $235,417
                                         ========      ========      ========      ========
     Earnings, including
        interest on deposits             $246,426      $234,582      $502,203      $445,228
                                         ========      ========      ========      ========
Ratio of earnings to fixed charges:

     Excluding interest on deposits         4.27X         4.01x         4.20X         4.10x

     Including interest on deposits         1.78X         1.66x         1.72X         1.67x
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(1)  For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges.
     Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.
     Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits.